APPENDIX B

Usonian

CODE OF ETHICS

Purposes

Usonian (the “Adviser” “we” or “us”) has adopted this Code of Ethics (“Code”) to provide its employees with a framework for conduct in all aspects of their employment within our firm. The goal is to provide employees with an understanding of the requirements of conduct as prescribed by Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”). This Code formalizes the high standard of ethical behavior required of our employees.

Among the purposes of the Code are to: (1) educate employees regarding the Adviser’s expectations and the laws governing their conduct; (2) remind employees that they are in a position of trust and must act with complete propriety at all times; (3) protect the Adviser’s reputation; (4) guard against violation of the securities laws; (5) protect the Adviser’s clients and investors in investment funds managed by the Adviser (collectively “Clients”) by deterring misconduct; and (6) establish procedures for employees to follow so that we can assess whether our employees are complying with the Adviser’s ethical principles.

General Standards of Business Conduct

The Adviser has built its reputation on Client trust and confidence in its ability and integrity. As a fiduciary, the Adviser places its Clients’ interests ahead of those of its directors, officers and employees. Meeting this commitment is the responsibility of each and every one of us. Therefore, as fiduciaries, each of us is likewise expected to place Client interests ahead of personal interests. We may not take inappropriate advantage of our respective positions. We must conduct our own personal securities transactions in a manner consistent with this Code to avoid actual and potential conflicts of interest, the appearance of impropriety, or any abuse of the position of trust and respect occupied by reason of representing the Adviser. We must conduct our activities on behalf of Clients in a manner that displays honesty, integrity and professionalism. We are required to conduct all of our activities in accordance with applicable federal securities laws6, as well as the provisions of this Code.

Definitions

“Access Person” means any owner, employee or “Family Member” of owners or employees of the Adviser. The CCO may designate additional persons as Access Persons subject to the Code from time to time as appropriate, such as independent contractors or consultants.

[6]
As used herein, the term “federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Act, the Advisers Act, Title V of the Gramm-Leech-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Department of the Treasury.

APPENDIX B

“Beneficial Ownership” includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

“Chief Compliance Officer” (“CCO”) shall mean the designated officer of the Adviser, or, in the case of the Chief Compliance Officer’s unavailability or involvement in the proposed transaction, his designee.

“Control” has the same meaning as in Section 2(a)(9) of the Advisers Act.

“Covered Security” shall mean a security as defined in Section 2(a)(36) of the Advisers Act7, except that it shall not include securities issued by the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements, and shares issued by registered open-end investment companies. “Covered Securities” include, among other things, any option to purchase or sell, and any security convertible into, a Covered Security. For greater clarity, and to ease administration of this Code, shares of any exchange traded fund (“ETF”) (regardless of its form of organization, investment adviser or sub-adviser or principal underwriter) shall be considered to be Covered Securities for all purposes under this Code.

“Family Members” are the following of an Access Person, that share the same household as the Access Person: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner8, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

“Fund Shares” means the shares of an open-end management investment company registered under the Investment Company Act, other than a ‘money market’ fund designed to have a constant NAV.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

[7]
As defined in Section 2(a)(36) of the Act, "security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

[8]	A domestic partnership is defined as “a committed relationship of at least one year that is expected to continue indefinitely”.

APPENDIX B

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

“Private Fund” means Japan Value U.S. Dollar Hedged Fund, L.P.

Prohibited Purchases and Sales

No Access Person shall, directly or indirectly, purchase9 any Equity Security,10 except as otherwise provided in this Code.

(a)	No Access Person shall, directly or indirectly, sell11 any Equity Security, without the prior approval of the CCO except as otherwise provided in this Code.

(b)
An Access Person that is an owner or employee may purchase or sell an Equity Security if the transaction is for the purpose of seeding a new Usonian strategy and with the written approval of the CCO and Usonian’s CEO. Such written approval must be conditioned upon factors, including, but not limited to, such purchase or sale of seed strategy securities that overlap with those Client holdings only taking place when (a) there is no intention to trade those securities for a Client’s account during the following 7 days; (b) no transaction in the overlapping securities taking place in a Client’s account in the 7 days prior to the trade in the seed strategy.

(c)
Without obtaining the prior written approval of the CCO or his designee, no Access Person shall directly or indirectly acquire Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

(d)	Without obtaining the prior written approval of the CCO or his designee, no Access Person shall directly or indirectly acquire Beneficial Ownership in the Private Fund.

[9]	A “purchases” and “sales” in this context do not include:

•
Purchases or sales which are non-volitional on the part of either the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

•	Purchases that are part of an automatic dividend reinvestment plan.

•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

[10]	“Equity Security” in this context of this Code would not be deemed to include Fund Shares and exchange traded funds.

[11]	See footnote 9~~10~~.

APPENDIX B

(e)	Without obtaining the prior written approval of the CCO or his designee, no Access Person shall open a brokerage account.

(f)	The Adviser believes that short term or excessive personal trading by its Access Persons can raise compliance and conflicts issues.

Reporting

Each Access Person, including Family Members, must file the following reports:

(1) Initial Holdings Report. No later than 10 days after a person becomes an Access Person, such person must file a report with the CCO which contains the following information: (i) the title, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which such person has any direct or indirect Beneficial Ownership; (ii) the name of the broker, dealer or bank with whom such person maintains an account in which any securities are held for the direct or indirect benefit of such person; and (iii) the date the report is submitted to the CCO or his designee. The report must be current within 45 days of the date upon which such person became an Access Person.

(2) Quarterly Transaction Reports. No later than 30 days after the end of each calendar quarter, every Access Person must file a report with the CCO with respect to any transaction during the calendar quarter in a Covered Security (the “Quarterly Report”). The Quarterly Report must contain: (i) the date of each transaction, the title, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security or applicable Fund Shares involved; (ii) the nature of the transaction (i.e., purchase or sale or other type of acquisition or disposition); (iii) the price of the Covered Security at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date that the report is submitted to the CCO. With respect to any quarter in which an account was established by an Access Person in which any securities were held for the direct or indirect benefit of the Access Person, such Quarterly Report must also contain the name of the broker, dealer or bank with whom the Access Person established the account and the date the account was established.

(3) Annual Holdings Reports. Every Access Person must, within 45 days of year- end, file a report with the CCO which contains the following information (which information must be current as of a date no more than 45 days before the report is submitted): (i) the title, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which such person has any direct or indirect Beneficial Ownership as of December 31 of the prior calendar year; (ii) the name of the broker, dealer or bank with whom such person maintains an account in which any securities are held for the direct or indirect benefit of such person; and (iii) the date the report is submitted to the CCO or his designee.

APPENDIX B

(4) Quarterly Gifts and Business Entertainment Reports. No later than 30 days after the end of each calendar quarter, every Access Person must file a report with the CCO which discloses any gift valued $500 or more given to or received from persons providing services to the Adviser during the calendar quarter or any business entertainment valued at $500 or more per person per event during the calendar quarter.

Notification to and Determination of Access Persons

(1) Each current owner or employee of the Adviser or other applicable individual will be notified, by the CCO or his designee, of their status as an Access Person and their corresponding reporting obligations at the time such person becomes an Access Person.

(2) Each potential new owner or employee of the Adviser or other applicable individual will be notified of their status as an Access Person, by the CCO or his designee, before they take their position.

Review of Reports Required by this Code

Each report required to be submitted under Section 6 of this Code, except for the report submitted by the CCO, will be promptly reviewed by the CCO or his designee when submitted. Each report required to be submitted by the CCO under Section 6 of this Code will be promptly reviewed by Usonian senior management.

Recordkeeping Requirements

The following records must be maintained at the principal place of business of the Adviser in the manner and to the extent set out below. These records must be made available to the Securities and Exchange Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

1.	A copy of the Code that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;
2.
A record of any violation of this Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

3.
A copy of each report required to be submitted by Access Persons under Section 6 of this Code, including any information provided on broker transaction confirmations and account statements, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

4.	A record of all Access Persons, currently or within the past five years, who are or were required to make reports under this Code will be established and maintained in an easily accessible place;
5.	A record of all persons, currently or within the past five years, who are or were responsible for reviewing reports of Access Persons will be established and maintained in an easily accessible place;
6.
A record of all approvals of requests to acquire securities—including, but not limited to, in an Initial Public Offering or Limited Offering, indicating the reasons for such approval--must be maintained for at least five years after the end of the fiscal year in which the approval is granted; and

APPENDIX B

7.
A copy of each report required to be submitted pursuant to Section 11 of this Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

8.
A copy of all acknowledgements required to be obtained from Access Persons under Section 17 of this Code must be maintained at least five years after the date the person was last supervised by the Adviser.

Sanctions

Upon discovering a violation of this Code, the Adviser may impose such sanctions as it deems appropriate, including, among other things, monetary sanctions, a letter of censure, or suspension or termination of the employment of the violator.

Distribution of the Code

The CCO or his designee shall provide to each Access Person a copy of this Code annually and obtain an acknowledgement from such person of receipt thereof. Amendments to this Code shall in similar fashion be provided to each Access Person, who shall acknowledge receipt thereof.